EXHIBIT 99.1
Applied Industrial Technologies Reports
Fiscal 2010 First Quarter Results
CLEVELAND, Ohio, October 20, 2009 — Applied Industrial Technologies (NYSE: AIT) today reported first quarter 2010 sales and earnings for the three months ended September 30, 2009.
Net sales for the first quarter decreased 19.5% to $437,743,000 from $543,906,000 in the comparable period a year ago. Net income for the quarter was $11,187,000 or $0.26 per share compared to $22,536,000 or $0.52 per share last year.
“Our sales, while significantly lower than those of the same period in the prior year, were slightly ahead of our fourth quarter 2009 results. We feel this shows a stabilization in what had been a steadily declining pace,” said David L. Pugh, Applied’s Chairman & Chief Executive Officer. “While a portion of this might be attributed to federal stimulus spending, we are hopeful we have found a bottom to the recession. The rate of recovery is still undefined.
“We continue to manage the fundamentals well. While gross margins experienced mild degradation under heightened competitive price pressure in the marketplace, our asset management was excellent in both inventory and receivables. Our cost control processes are actively helping us identify a wide variety of improvement opportunities that are consistent with changes in our level of activity and customer base.
“We expect that our sales volume will continue close to its current rate, at least through our second quarter. Our focus will be on improving earnings with this reduced sales volume. For the full fiscal year 2010, we still expect to achieve earnings of $0.90 to $1.30 per share on sales of $1.65 to $1.85 billion.”

The Company did not repurchase any shares during the quarter. At September 30, 2009, the Company had remaining authorization to purchase 997,100 additional shares.
The Company will host its quarterly conference call for investors and analysts at 4 p.m. ET on October 20, 2009. To join the call, dial 1-800-697-5978 or 1-630-691-2750 (for International callers) using passcode 8983558. The call will be conducted by Chairman & CEO David Pugh, President & COO Benjamin Mondics, and CFO Mark Eisele. A live audio webcast can be accessed online at www.Applied.com. A replay of the call will be available for two weeks by dialing 1-888-843-8996 or 1-630-652-3044 (International) using passcode 8983558.
With approximately 460 facilities and 4,700 employee associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 3 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2009, Applied posted sales of $1.9 billion. Applied can be visited on the Internet at http://www.applied.com.
This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “expect,” “believe”, “will,” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.

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For investor relations information, contact Mark O. Eisele, Vice President — Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President — Communications, at 216-426-4343.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2009	2008
Net Sales	$437,743	$543,906
Cost of sales	322,299	397,848

	115,444	146,058

Selling, distribution and administrative expenses, including depreciation	97,803	108,683

Operating Income	17,641	37,375
Interest expense, net	1,214	685
Other (income) expense, net	(303)	815

Income Before Income Taxes	16,730	35,875
Income Tax Expense	5,543	13,339

Net Income	$11,187	$22,536

Net Income Per Share — Basic	$0.26	$0.53

Net Income Per Share — Diluted	$0.26	$0.52

Average Shares Outstanding — Basic	42,277	42,316

Average Shares Outstanding — Diluted	42,787	42,982

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(1) The Company uses the last-in, first-out (“LIFO”) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can be made only at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management’s estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination. The Company is estimating reductions in certain U.S. inventories during fiscal 2010 which would result in the liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years.
The Company recorded LIFO income of $700 thousand during the quarter ended September 30, 2009 which reduced the overall LIFO reserve by the same amount. The effect of LIFO layer liquidations during the current quarter increased gross profit by $4.3 million. There were no comparable LIFO layer liquidations recorded for the quarter ended September 30, 2008.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	June 30,
	2009	2009

Assets
Cash and cash equivalents	$65,687	$27,642
Accounts receivable, less allowances of $6,278 and $6,464	203,191	198,792
Inventories	226,028	254,690
Other current assets	33,495	44,470

Total current assets	528,401	525,594
Property, net	60,994	62,735
Intangibles, net	93,293	95,832
Goodwill	62,610	63,108
Other assets	65,207	62,059

Total Assets	$810,505	$809,328

Liabilities
Accounts payable	$78,876	$80,655
Short-term debt	50,000	5,000
Other accrued liabilities	72,649	70,901

Total current liabilities	201,525	156,556
Long-term debt	25,000	75,000
Other liabilities	71,099	69,670

Total Liabilities	297,624	301,226

Shareholders’ Equity	512,881	508,102

Total Liabilities and Shareholders’ Equity	$810,505	$809,328

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Three Months Ended
	September 30,
	2009	2008

Cash Flows from Operating Activities
Net income	$11,187	$22,536
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,929	3,016
Amortization of intangibles	2,476	1,401
Share-based compensation	1,633	1,381
Loss (gain) on sale of property	31	(204)
Treasury shares contributed to employee benefit and deferred compensation plans	87	146
Changes in operating assets and liabilities, net of acquisitions	31,779	20,458
Other, net	127	151

Net Cash provided by Operating Activities	50,249	48,885

Cash Flows from Investing Activities
Property purchases	(1,290)	(1,677)
Proceeds from property sales	40	309
Net cash paid for acquisition of businesses, net of cash acquired		(167,122)

Net Cash used in Investing Activities	(1,250)	(168,490)

Cash Flows from Financing Activities
Net short-term (repayments) borrowings under revolving credit facility	(5,000)	33,000
Borrowings under revolving credit facility classified as long-term		50,000
Dividends paid	(6,351)	(6,348)
Excess tax benefits from share-based compensation	223	238
Exercise of stock options and appreciation rights	196	211

Net Cash (used in) provided by Financing Activities	(10,932)	77,101

Effect of Exchange Rate Changes on Cash	(22)	(2,577)

Increase (decrease) in cash and cash equivalents	38,045	(45,081)
Cash and cash equivalents at beginning of period	27,642	101,830

Cash and Cash Equivalents at End of Period	$65,687	$56,749